Exhibit 99.1

FOR IMMEDIATE RELEASE Tuesday, June 30, 2015	For more information, contact: Brad Pogalz (952) 887-3753

DONALDSON ACQUIRES IFIL USA DUST COLLECTION BUSINESS

MINNEAPOLIS, MN (June 30, 2015) – Donaldson Company, Inc. (NYSE: DCI), a leader in the global industrial air filtration market through its Donaldson® Torit® business, announced today that it has acquired a majority stake in IFIL.USA, LLC, a manufacturer of pleated bag filters for industrial dust collection. The agreement with IFIL USA is expected to contribute approximately $6 million to $8 million of revenue to Donaldson’s fiscal 2016 results.

“IFIL USA is a great addition to Donaldson’s industrial air filtration business,” said Tod Carpenter, Donaldson’s President and CEO. “IFIL USA’s industry-leading technology gives Customers significant advantages compared to traditional filter bags, including longer filter life, faster filter changes and reduced air emissions. We look forward to continuing IFIL USA’s strong growth as a part of the Donaldson Team.”

Founded in 2009 and based in Harrisonville, Missouri, IFIL USA’s innovative products are sold to a wide range of industries, including primary metals, grain, food, mining, minerals and pharmaceuticals. IFIL USA’s operations, and its approximately 40 employees, will continue to function as an independent company, supplying Customers and distributors with its high quality pleated bag filters.

Miscellaneous

Donaldson has completed the transaction with IFIL.USA, LLC, and will report revenue from the acquisition in its Industrial Products Segment. For more information about Donaldson, please visit the Company’s Investor Relations site at IR.Donaldson.com.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

Donaldson Company, Inc.

June 30, 2015

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry. The Company's innovative filtration technologies improve people's lives, enhance Customers' equipment performance and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.donaldson.com.

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